Exhibit 10.1
AMENDMENT SIX
TO
CONAGRA FOODS, INC. AMENDED AND RESTATED
VOLUNTARY DEFERRED COMPENSATION PLAN
(January 1, 2009 Restatement)
WHEREAS Conagra Brands, Inc., formerly known as ConAgra Foods, Inc. (the “Company”) sponsors the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”); and
WHEREAS, the Plan was most recently amended and restated effective January 1, 2009; and
WHEREAS the Company, by means of an Employee Matters Agreement between the Company and Lamb Weston Holdings, Inc., approved the participation by certain employees of Lamb Weston Holdings, Inc. and its affiliates in the Plan, and the transfer of certain Plan liabilities in connection with the spin-off of Lamb Weston, Inc. from the Company; and
WHEREAS, the Company, by action of the Human Resource Committee of the Board of Directors of the Company (the “Committee”) has the authority, pursuant to Section 8.1 of the Plan, to amend the Plan from time to time in its discretion; and
WHEREAS, the Committee desires to amend the Plan to: (1) provide for participation in the Plan by certain employees of Lamb Weston Holdings and its affiliates; (2) reflect the transfer of liabilities for Lamb Weston Holdings, Inc. employees in connection with the spinoff of Lamb Weston, Inc. (“Lamb Weston”) on November 9, 2016, through a distribution of 100% of the Company’s interest in Lamb Weston to holders of shares of the Company’s common stock, resulting in the formation of Lamb Weston Holdings, Inc.; and (3) incorporate the Company’s name change into the Plan.
NOW, THEREFORE, the Plan is amended, effective as of the dates set forth herein, in the following respects:
1.The name of the Plan is amended, effective November 10, 2016, to read “Conagra Brands, Inc. Amended and Restated Voluntary Deferred Compensation Plan,” and all other references to ConAgra Foods, Inc. (or ConAgra) in the Plan will mean Conagra Brands, Inc. (or Conagra), unless the context clearly requires a different meaning.

2.Article II of the Plan is amended, effective November 10, 2016, by adding a paragraph at the end thereof to read as follows:

“Notwithstanding the preceding paragraph, effective November 10, 2016, except as set forth in Schedule 1.1 of the Employee Matters Agreement between the Company and Lamb Weston Holdings, Inc. (“Lamb Weston”), dated as of November 8, 2016, each Participant employed by Lamb Weston or any affiliate of Lamb Weston shall be eligible to participant in the Plan through December 31, 2016.”

3.The second sentence of Section 6.2 of the Plan is amended, effective January 1, 2016, to read as follows:

“If ConAgra Stock is selected by a Participant, then the number of shares of ConAgra Stock that equals the phantom shares credited under the Plan may be deposited in the trust described in Section 6.4 below.”
4.Section 7.4 of the Plan is amended, effective January 1, 2017, by adding the following at the end thereof:

“Effective January 1, 2017, except as set forth in Schedule 1.1 of the Employee Matters Agreement between the Company and Lamb Weston Holdings, Inc. (“Lamb Weston”), dated as of November 8, 2016, the Company’s payment obligations with respect to each Participant employed by Lamb Weston or any affiliate of Lamb Weston shall be transferred to and assumed by Lamb Weston in accordance with the Employee Matters Agreement between the Company and Lamb Weston, dated as of November 8, 2016, and shall be paid pursuant to a substantially similar, nonqualified plan adopted by Lamb Weston or its affiliate.”

IN WITNESS WHEREOF, the Company has caused this Amendment Six to be executed on its behalf, by its officer duly authorized, this 22nd day of December, 2016.

CONAGRA BRANDS, INC.
By: Ryan Egan________________________ Vice President of Human Resources

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